Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (N°. 333-210284) of Scorpio Tankers Inc. of our report dated March 16, 2017 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers Audit

PricewaterhouseCoopers Audit
Monaco, Principality of Monaco
March 16, 2017